UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 13, 2006

TIVO INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27141	77-0463167
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2160 Gold Street,
Alviso, California	95002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (408) 519-9100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On April 13, 2006, we announced that Stuart West has been appointed to the position of Acting Chief Financial Officer, effective April 17, 2006. Mr. West, who has been with the Company for more than five years, is currently Vice President, Finance and is the only internal candidate for the permanent position of Chief Financial Officer.

Prior to joining the Company, Mr. West, 36 years old, was a business development executive at venture-backed Silicon Valley software and service startups. Prior to that, Mr. West was a Vice President at J.P. Morgan, where he managed mergers, IPOs, and other financings for technology companies. Mr. West’s other work experience includes Texas Instruments, the U.S. State Department, and the White House.

There is no employment agreement between the Company and Mr. West. The material terms with Mr. West are that he will be Acting Chief Financial Officer until a permanent Chief Financial Officer is selected. His base salary remains the same. He shall be eligible for an increased bonus of cash and restricted stock under the Company’s previously disclosed Fiscal Year 2007 Bonus Plan as well as an additional bonus to compensate him for the additional duties he will be performing in this role.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIVO INC.

Date: April 13, 2006	By:	/s/ Tom Rogers
Tom Rogers
Chief Executive Officer
(Principal Executive Officer)